EXHIBIT 99.1

Houston Wire & Cable Company Reports Third Quarter 2007 Record Sales and Cash Flow Results

HOUSTON, Nov. 2, 2007 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record sales and operating cash flow for the third quarter and first nine months of 2007. The Company also announced that its Board of Directors has declared a cash dividend of $0.075 per share to shareholders of record at the close of business on November 15, 2007.

Selected highlights for the third quarter of 2007 are:

 -- Sales increased 10% to a record $99 million from $90 million in 2006
 -- Organic growth accounted for the entire increase in sales
 -- Basic and fully diluted earnings per share (EPS) were $0.41
 -- Record Operating Cash Flow of $7 million
 -- The Company repurchased 7% of its outstanding shares
 -- The Company will pay a quarterly dividend of $0.075 per share

Selected highlights for the first nine months of 2007:

 -- Sales increased 12% to a record $270 million from $241 million in 2006
 -- Organic growth accounted for the entire increase in sales
 -- Record Operating Cash Flow of $12 million
 -- Basic and fully diluted EPS were $1.16 and $1.15, respectively

Sales in the third quarter of 2007 reached a record level of $99 million. The Company achieved a 10% increase on top of last year's record third quarter, which experienced a growth rate of 54% over its prior year's quarter. The Company estimates that sales from its five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation increased by approximately 23% during the third quarter of 2007. The Company estimates that third quarter sales growth in its Repair and Replacement sector, also referred to as Maintenance Repair & Operation (MRO), was flat to slightly negative. Our Repair and Replacement sector faced a moderating economy in the third quarter of this year when compared to the robust business environment during the same time frame last year.

Sales growth for the first nine months of 2007 increased 12% over 2006 levels, as we compared to a record growth rate of 62% during the first nine months of 2006. Last year's growth rate was driven by strong customer demand, amplified by inflation and hurricane impacted sales and a substantial increase in our inventory availability. The Company estimates that sales from its five major growth initiatives in the first nine months of 2007 increased 25%. The Company estimates that sales in its Repair and Replacement sector were flat to slightly negative to prior year for the first nine months. Approximately 7% of that sector's respective sales were hurricane related in the first nine months of 2006 and did not repeat in 2007.

As previously discussed, the Company had anticipated gross margin compression this year as it experienced an exceptionally high gross margin level increase of 270 basis points in the first nine months of 2006. The 2006 gross margin percentage was driven by a favorable mix, inflation and strong demand which mitigated discounting. Last year we cautioned that 2006 gross margin levels were an anomaly, as they were higher than expected and, absent future like influences, were unsustainable. Consistent with these expectations, gross margin declined to 25.1% in this year's third quarter from 29.1% in the prior year's third quarter. Gross margin was 26.4% in the first nine months of 2007 compared to 28.6% for the first nine months of 2006, as a larger mix of major project related business blended gross margins down in 2007. This 220 basis point decline for the first nine months of 2007 also reflects the normalizing of gross margin to the more historical levels in which the Company was accustomed prior to 2006.

Operating Expenses at 11.4% of sales in the third quarter were 10 basis points favorable to the prior year's third quarter. This was achieved in spite of $0.6 million in additional public company expenses. For the first nine months of 2007 both of our key customer service metrics, on time shipments and order accuracy, were at 99%. Operating Expenses for the nine months were 11.7% in 2007 versus 12.2% in the first nine months of 2006, reflecting improved leverage from our sales and distribution platform and improvements from the Company's Operational Excellence initiative, which focuses on customer service and elimination of waste. This expense leverage from higher sales was tempered by higher public company expenses which were $2.6 million more in the first nine months of 2007 than the comparative 2006 period. These expenses included $1.2 million of non-cash charges for stock options which were granted in 2007.

Operating Income was down $2.3 million in the third quarter of 2007 when compared to the third quarter of 2006 and flat to prior year for the first nine months at $39.4 million. Operating Income margin in the first nine months of 2007 was 14.6% versus 16.4% in 2006. Adjusting for similar public company expenses of $2.6 million, operating income margin in 2006 would have been 15.3%.

As a result of solid organic sales growth, double digit operating income margin and working capital management, the financial position of the Company continues to strengthen. Operating Cash Flow improved in 2007 by $17 million compared to the first nine months of 2006, as the Company generated $12 million of cash in 2007 compared to the $5 million cash used in 2006. The Company improved operating cash in spite of additional working capital requirements including $16 million for accounts receivable, due to increased sales and $4 million for inventory needed to meet increasing customer demand and to continue with a strong product availability platform for the remainder of the year.

Net Income for the third quarter was $8.3 million compared to $9.5 million last year, a decrease of 12.4%, as sales increases and expense control did not fully mitigate the decline in gross margin. The Company achieved Net Income of $24.0 million for the first nine months of 2007 compared to Net Income of $22.5 million in 2006, an increase of 6.6%.

Basic and diluted EPS for the third quarter of 2007 were $0.41 compared to $0.45 in the prior year's third quarter, a decline of 8.9%. For the first nine months of 2007 basic and diluted EPS were $1.16 and $1.15, respectively. Basic and diluted EPS for the comparable 2006 period were $1.24 and $1.23, respectively on a GAAP basis and $1.13 on a pro-forma basis (assuming the Company had been public for the entire 2006 year).

President and CEO, Charles Sorrentino commented, "We continue to gain traction with our growth initiatives and expect them to be the drivers of future organic sales growth. We faced three extremely difficult sequential quarter comparisons in 2007 coupled with higher public company costs as we benchmarked against the first nine months of 2006 which had sales growth of 62% and net income growth of 176%. I am pleased that our team responded to the challenge and drove our sales and net income to even higher levels in the first nine months of 2007 despite a small contraction in our base Repair and Replacement sector.

"During the third quarter of 2007 our Company leveraged its strong balance sheet to buy back 7% of its outstanding shares at a cost of $27.9 million. The Board of Directors authorized a $30 million stock repurchase program on August 2, 2007 and increased the approved level on September 28, 2007 to $50 million. Additionally, the Board of Directors authorized a quarterly dividend of $0.075 for shareholders of record at the close of business on November 15, 2007.

"We remain positive with respect to our long term growth initiatives as we anticipate further penetration of our targeted sectors in Utilities, Selected Industrials and Infrastructure. With respect to our Repair and Replacement sector through the balance of 2007, we anticipate a continued sales contraction because of the moderation and near-term uncertainty within the U.S. economy. With that in mind, we feel it prudent to change our full year 2007 EPS guidance to a range of $1.45-$1.52.

"Our goal is to exceed the organic growth rate of the electrical distribution industry next year. Several strategic investments that we have made in 2007 will augment our sales efforts in the future. Just some selected examples are new marketing positions for Market Managers, solely dedicated to growing their respective sectors, new products and line expansions, increased distribution capacity, additional sales personnel, and formalized sales training for our team. Strong 2007 operating cash flow continues to provide us with significant operating flexibility. Unlike 2007, public company expenses will be included in our prior year results, and margins will be compared to more normalized historical levels. Our legacy Repair and Replacement sector, which was nearly all of our sales just a few short years ago, will continue to be a smaller part of our base as we generate new business from our growth initiatives and, in particular, realize continued momentum from our rapidly growing LifeGuard(tm) products."

Conference Call

The Company will host a conference call to discuss third quarter results on Friday, November 2nd at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=197708&eventID=1671192. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Approximately two hours after the call has been completed, the web cast can be found under the Investor Relations section of the Company's website at www.houwire.com. The web cast will be available for 30 days and a replay of the telephone conference will be available until November 16, 2007. Interested parties should use the following replay phone numbers:

 Primary Replay Number:        (888) 286 - 8010
 Secondary Replay Number:      (617) 801 - 6888
 Participant Password:         61144516

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors, other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                  HOUSTON WIRE & CABLE COMPANY
                   Consolidated Balance Sheets
               (In thousands, except share data)

                                              Sept. 30,     Dec. 31,
                                                2007         2006
                                              ---------    ---------
                                             (unaudited)
 Assets
 Current assets:
  Accounts receivable, net                    $  68,216    $  52,128
  Inventories, net                               60,310       56,329
  Income taxes receivable                            93           --
  Deferred income taxes                           1,239        1,165
  Prepaid expenses                                1,019          450
                                              ---------    ---------
   Total current assets                         130,877      110,072
                                              ---------    ---------

 Property and equipment, net                      3,030        2,973
 Goodwill                                         2,996        2,996
 Deferred income taxes                            1,010          688
 Other assets                                       135          135
                                              ---------    ---------
   Total assets                               $ 138,048    $ 116,864
                                              =========    =========

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                              $   2,382    $   1,265
  Trade accounts payable                         15,639       10,988
  Accrued and other current liabilities          12,583       10,358
  Income taxes payable                               --          520
                                              ---------    ---------
 Total current liabilities                       30,604       23,131
                                              ---------    ---------

 Long term obligations                           28,595       12,059

 Stockholders' equity:
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares
   issued and 19,490,841 outstanding at
   September 30, 2007 and 20,867,172 issued
   and outstanding at December 31, 2006              21           21
  Additional paid-in-capital                     53,638       50,979
  Retained earnings                              53,132       30,674
  Treasury stock                                (27,942)          --
                                              ---------    ---------
 Total stockholders' equity                      78,849       81,674
                                              ---------    ---------
 Total liabilities and stockholders' equity   $ 138,048    $ 116,864
                                              =========    =========

                   HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Income
                           (Unaudited)
         (In thousands, except share and per share data)

                        Three Months Ended        Nine Months Ended
                          September 30,             September 30,
                    ------------------------  ------------------------
                        2007         2006         2007         2006
                    -----------  -----------  -----------  -----------

 Sales              $    98,922  $    89,963  $   269,920  $   240,575
 Cost of sales           74,116       63,760      198,781      171,854
                    -----------  -----------  -----------  -----------
 Gross profit            24,806       26,203       71,139       68,721

 Operating expenses:
  Salaries and
   commissions            6,298        6,005       17,475       17,024
  Other operating
   expenses               4,818        4,248       13,884       11,840
  Management fee             --           --           --          208
  Depreciation and
   amortization             112           93          331          276
                    -----------  -----------  -----------  -----------
 Total operating
  expenses               11,228       10,346       31,690       29,348
                    -----------  -----------  -----------  -----------
 Operating income        13,578       15,857       39,449       39,373
 Interest expense           290          492          661        2,666
                    -----------  -----------  -----------  -----------
 Income before
  income taxes           13,288       15,365       38,788       36,707
 Income taxes             4,994        5,897       14,776       14,183
                    -----------  -----------  -----------  -----------
 Net income         $     8,294  $     9,468  $    24,012  $    22,524
                    ===========  ===========  ===========  ===========

 Earnings per share:
  Basic             $      0.41  $      0.45  $      1.16  $      1.24
                    ===========  ===========  ===========  ===========
  Diluted           $      0.41  $      0.45  $      1.15  $      1.23
                    ===========  ===========  ===========  ===========
 Weighted average
  common shares
  outstanding:
  Basic              20,395,199   20,867,172   20,739,550   18,203,902
                    ===========  ===========  ===========  ===========
  Diluted            20,452,695   20,984,949   20,828,983   18,308,748
                    ===========  ===========  ===========  ===========

                     HOUSTON WIRE & CABLE COMPANY
                 Consolidated Statements of Cash Flows
                             (Unaudited)
                            (In thousands)

                                                  Nine Months Ended
                                                    September 30,
                                               ----------------------
                                                  2007         2006
                                               ---------    ---------
 Operating activities
 Net income                                    $  24,012    $  22,524
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization                      331          276
  Amortization of capitalized loan costs              48          242
  Amortization of unearned stock compensation      1,352          178
  Provision for doubtful accounts                   (299)          --
  Provision for returns and allowances              (151)         211
  Provision for inventory obsolescence               (79)         345
  Deferred income taxes                             (396)         (52)
  Changes in operating assets and liabilities:
   Accounts receivable                           (15,638)     (16,785)
   Inventories                                    (3,902)     (23,365)
   Prepaid expenses                                 (569)        (190)
   Other assets                                      (48)         (28)
   Book overdraft                                  1,117        1,493
   Trade accounts payable                          4,651        5,454
   Accrued and other current liabilities           2,225        3,500
   Income taxes payable/receivable                  (613)       1,183
                                               ---------    ---------
 Net cash provided by (used in) operating
  activities                                      12,041       (5,014)
 Investing activities
  Expenditures for property, plant, and
   equipment                                        (388)        (334)
                                               ---------    ---------
 Net cash used in investing activities              (388)        (334)
 Financing activities
  Borrowings on revolver                         287,453      240,651
  Payments on revolver                          (270,917)    (274,928)
  Payments on long-term obligations                   --      (10,300)
  Proceeds from exercise of common stock
   options                                            91            6
  Proceeds from sale of common stock                  --       51,381
  Payment of common stock offering costs              --       (1,482)
  Excess income tax benefit for common stock
   options                                         1,216           20
  Payment of cash dividends                       (1,554)          --
  Purchase of treasury stock                     (27,942)          --
                                               ---------    ---------
 Net cash provided by (used in) financing
  activities                                     (11,653)       5,348
                                               ---------    ---------
 Net change in cash                                   --           --
 Cash at beginning of period                          --           --
                                               ---------    ---------
 Cash at end of period                         $      --    $      --
                                               =========    =========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713-609-2110
          Fax:  713-609-2168
          hnovosad@houwire.com